BNP RESIDENTIAL PROPERTIES, INC.                              Exhibit 99.1
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                   BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES
                       DISPOSITION OF APARTMENT COMMUNITY

Charlotte, North Carolina
October 24, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced that on Friday, October 21, 2005, the company sold Savannah Shores Apartments, a 198 unit apartment community, located in Myrtle Beach, South Carolina for a contract sales price of $22.75 million. Savannah Shores was purchased in July 2004 in an UpREIT transaction for total consideration of $14.2 million.

As a result of the sale, the company retired a $9.0 million variable rate note. The company intends to reinvest the net proceeds of approximately $13.0 million in additional apartment properties through one or more tax-deferred exchange(s) under Section 1031 of the Internal Revenue Service code.

President's statement: Scott Wilkerson stated, "We typically purchase properties with the expectation of holding them for a minimum period of ten years. In this case, we received an unsolicited offer for Savannah Shores, and felt accepting that offer was in the best interest of our shareholders. The sale of this property will allow us to leverage the proceeds to further expand our apartment portfolio."

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. After the current disposition, the Company owns and operates 32 apartment communities containing a total of 8,186 units, including 3 communities for which we are general partner of the entity that owns the property. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.




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